Exhibit 99

FOR IMMEDIATE RELEASE

April 24, 2013

THE EASTERN COMPANY REPORTS RESULTS
FOR THE FIRST QUARTER OF 2013

Naugatuck, CT–The Eastern Company (NASDAQ-EML) today announced the results of its operations for the first quarter of 2013. Sales for the quarter were $34.7 million, compared to $40.5 million for the same period in 2012, a 14% decrease. Net Income for the first quarter was $1.0 million, or $0.16 per diluted share, compared to $2.0 million, or $0.33 per diluted share in the first quarter of 2012.

Leonard F. Leganza, Chairman, President and CEO stated, “Although we experienced a decrease in sales activity during the first quarter of 2013 compared to the prior year period, it is yet too soon to conclude that this decrease reflects a broader slow-down in the domestic economy.  Our current business plans anticipated first quarter softness in the economy which we began to experience in the fourth quarter of 2012.  The Company however is well positioned to meet the demand and future growth we expect in the many diversified markets that we serve.”

Mr. Leganza further stated, “Despite whatever economic uncertainties might exist the Company will continue to invest in our infrastructure and new product development.  We recently began construction of a 19,680 square foot addition to our Eberhard Manufacturing Division located in Ohio which will be used primarily to support the growth for hardware we have been experiencing in the Class 8 truck market with new products such as the line of venting products we introduced in 2012.  At our Canadian Commercial Vehicle subsidiary we have developed the use of our composite panels in constructing modular water tanks used in “fracking” for the oil and gas industries.  In addition, the Company is carefully evaluating a longer-term initiative at its Frazer & Jones Division located in New York.  This Division is developing plans for upgrading its current facility so as to allow for current and future expansion of our production lines as our demand increases.”

Mr. Leganza concluded, “The focus and emphasis we have placed on cash flow during the recent years of economic uncertainties have maintained the Company in solid financial position and we are confident our current liquidity position will be sufficient and strong enough to support our dividend policy, meet our debt service requirements and replace and upgrade our capital equipment programs as needed.  In line with our on-going goal of enhancing shareholder value and reflecting the confidence we have in our current business plans, the Board of Director’s today declared our regular quarterly dividend of $0.10 per share for the second quarter of 2013, payable on June 14, 2013.  This dividend will represent the Company’s 291st consecutive quarterly dividend.”

The Eastern Company is a 155-year-old leading manufacturer of vehicular and industrial hardware, locks, metal castings, coin collection and smart card products. It operates from ten locations in the U.S., Canada, Mexico, Taiwan and China. The diversity of the Company’s products enables it to respond to the changing requirements of a broad array of markets.

Forward-Looking Statements: Information in this news release contains statements which reflect the Company’s current expectations regarding its future operating performance and achievements.  Actual results may differ due to the many economic uncertainties that affect the Company’s business environment.  Further information about the potential factors which could affect the Company’s financial results is included in the Company’s reports and filings with the Securities and Exchange Commission.  The Company is not obligated to update or revise the aforementioned statements for those new developments.

Contact:                      Leonard F. Leganza or John L. Sullivan III

Consolidated Statement of Operations (unaudited)

THE EASTERN COMPANY (NASDAQ - EML)

	THREE Months Ended

	March 30, 2013	March 31, 2012
Net Sales	$ 34,692,174	$ 40,495,894

Net Income After Tax	1,005,248	2,045,608

Net Income Per Share:
Basic	$ 0.16	$ 0.33
Diluted	$ 0.16	$ 0.33

Weighted average
shares outstandings:
Basic	6,219,775	6,213,913
Diluted	6,236,842	6,231,739